Exhibit 10.3

2018 STOCK PLAN FOR

NON-EMPLOYEE DIRECTORS OF

RESIDEO TECHNOLOGIES, INC.

FORM OF RESTRICTED STOCK UNIT AGREEMENT

(Revised effective September 4, 2019)

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) as of the [DAY] day of [MONTH, YEAR] (the “Award Date”) between Resideo Technologies, Inc. (the “Company”) and [DIRECTOR NAME].

1.

Grant of Award. The Company has granted you [NUMBER] Restricted Stock Units (the “Award”), subject to the terms of this Agreement and the terms of the 2018 Stock Plan For Non-Employee Directors of Resideo Technologies, Inc. (the “Plan”). The Company will hold the Restricted Stock Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.

Rights as a Shareholder. You shall have no rights as a stockholder of the Company with respect to any Shares of Common Stock covered by or relating to the Restricted Stock Units until such Shares are actually delivered to you. For purposes of clarification, you shall not have any voting or dividend rights with respect to the Shares of Common Stock underlying the Restricted Stock Units unless and until such Shares are actually delivered to you.

3.

Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, if a cash dividend is declared and paid by the Company with respect to its Common Stock prior to the settlement date of the Award specified in Section 6, you will be credited as of the applicable dividend payment date with an additional number of Restricted Stock Units (the “Dividend RSUs”) equal to (i) the total cash dividend you would have received if your then outstanding Restricted Stock Units (including any previously credited Dividend RSUs) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number).  Prior to the time your Restricted Stock Units are vested, Dividend RSUs will be subject to the same vesting provisions as apply to the Restricted Stock Units to which such Dividend RSUs relate. Once credited to your account and vested as provided in the foregoing sentence, Dividend RSUs will be considered Restricted Stock Units for all purposes of this Agreement.

4.	Payment Amount. Each Restricted Stock Unit represents one (1) Share of Common Stock.
5.

Vesting. Except in the event of the termination of your directorship due to death, the incurrence of a Disability, or the occurrence of a Change in Control, the Restricted Stock Units will vest as follows: [VESTING PROVISIONS CONSISTENT WITH THE PLAN]. As used herein “Disability” means the permanent inability as a result of accident or sickness to perform any and every duty pertaining to your occupation or employment for which you are suited by reason of your previous training, education and experience; provided, that, to the extent an Award subject to Section 409A of the Code shall become payable upon your Disability, a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code, unless otherwise provided in this Agreement.

6.

Form and Timing of Payment. Vested Restricted Stock Units will be redeemed solely for Shares. Except to the extent that a valid election to defer settlement and payment of vested Restricted Stock Units has been made as provided in Section 12 prior to the grant of this Award, payment of vested Restricted Stock Units will be made as soon as practicable following the applicable vesting date but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the vesting date occurs. Settlement and payment of any deferred restricted stock units shall be made in accordance with the governing election form. Delivery of Shares in settlement of this Agreement shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a designated brokerage account, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws. As determined by the Company in its sole discretion prior to the vesting date, any fractional Shares may be paid in cash or rounded up to the nearest whole Share.

7.

Termination of Directorship. If you cease to be a director of the Company for any reason other than your death or Disability, any Restricted Stock Units that have not vested as of the date of the termination of your directorship will immediately be forfeited, and your rights with respect to these Restricted Stock Units will end.

8.

Death or Disability. If you cease to be a director of the Company because of your death or Disability, any vesting restrictions on Restricted Stock Units will lapse, and payment will be made in accordance with Section 6. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

9.

Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined in the Plan), Restricted Stock Units that have not vested or terminated as of the date of Change in Control will immediately vest.

10.

Withholdings. The Company shall have the power and the right to deduct or withhold, or require you to remit, prior to any issuance or delivery of Shares underlying Restricted Stock Units, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company.

11.

Transfer of Award. You may not transfer the Restricted Stock Units or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by Section 12 of the Plan. Any other attempt to dispose of your interest will be null and void.

12.

Deferral of Payment. To the extent you have elected to defer the settlement and payment of the vested Restricted Stock Units subject to this Award by submitting an election form approved by the Committee to the Company not later than the December 31 immediately preceding the Award Date, settlement and payment of this Award will occur as provided in such election form, rather than as provided in Section 6 above.

13.

Restrictions on Payment of Shares. Payment of Shares for your Restricted Stock Units is subject to the conditions that, to the extent required at the time of settlement, (i) the Shares underlying the Restricted Stock Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

14.	Adjustments. Any adjustments to the Restricted Stock Units will be governed by Section 9 of the Plan.
15.

Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Stock Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.

Plan Terms Govern. The vesting and redemption of Restricted Stock Units, the disposition of any Shares received for Restricted Stock Units, the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

17.	Personal Data.
a.

By entering into this Agreement, and as a condition of the grant of the Restricted Stock Units, you acknowledge that your personal data is collected, used, and transferred in view of the performance of this Agreement as described in this Section 17, which is to the full extent permitted by and in full compliance with applicable law.

b.

You understand that the Company holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, retainer payments, nationality, job title, any shares or directorships held, details of all Restricted Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.

You understand that part or all of your Data may be also collected, used, or held by the Company or its subsidiaries or affiliates (“Affiliates”) for the purposes of managing and administering this award or any previous award/incentive plans. Specifically, your Data is transferred to, and/or collected, used, or held by [the Corporate Executive Compensation Department, the Company’s senior executives (e.g., SVP-HR, CEO, Corporate Secretary’s office), the Committee, the Committee’s compensation consultant, and Morgan Stanley]. The Company stores your Data for this purpose [until the last vesting date described in this Agreement OR for a period of xx years / months / days].

d.

You understand that the Company and its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (the “Data Recipients”).

e.

You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.

You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data or request that any necessary amendments be made to it. To exercise your data privacy rights, refer to the Company’s Data Privacy Global Policy [located on the Intranet / provide link to policy / otherwise describe how to find the policy].

g.

As soon as your Data is transferred to a third party Data Recipient (e.g., Morgan Stanley or the Committee’s compensation consultant), (i) the Data Recipient becomes responsible for this Data (as a data controller), (ii) the Data will be subject to the Data Recipient’s privacy statements and notices, (iii) the Company and its Affiliates will no longer be responsible for the transferred Data, and (iv) you should refer to the Data Recipient’s statements and notices about its data protection policies and practices.

18.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:
a.	The Company is granting your Restricted Stock Units, and this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.
b.	The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Stock Units granted under the Plan.
c.	Benefits and rights provided under the Plan do not constitute regular or periodic payments.
19.

Limitations. Payment of your Restricted Stock Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf.

20.

Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Stock Units. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

21.

Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.

Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

23.

Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Code, the Treasury regulations and other guidance thereunder.

24.

Acknowledgements and Acceptance. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Stock Units, and that any prior agreements, commitments or negotiations concerning the Restricted Stock Units are replaced and superseded.

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